Exhibit 99.1

Contact Information:

Investors:

Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Lori Scherwin	Corey Kinger
Investor Relations	(212) 986-6667
(212) 589-2713

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS ANNOUNCES CHANGE IN BOARD OF DIRECTORS

NEW YORK, N.Y., September 12, 2012 – Weight Watchers International, Inc. (NYSE: WTW) today announced the resignation of Kim Roy from its Board of Directors effective as of September 29, 2012, the end of the Company’s third fiscal quarter of 2012, and the unanimous election of Steven M. Altschuler, M.D. as a member of the Company’s Board of Directors effective as of September 30, 2012, the beginning of the Company’s fourth fiscal quarter of 2012. Dr. Altschuler will also serve on the Audit Committee of the Company’s Board of Directors.

Ms. Roy has served as a director of the Company since March 2008 and a member of the Audit Committee. She was originally asked to join the Board based on her extensive experience as a senior executive with retail and wholesale expertise. Her knowledge in international brand management, merchandising, business operations, marketing and financial management helped to guide the Company in its strategies to service consumers in a multi-channel retail environment, to evolve its marketing strategy, and to upgrade its retail infrastructure.

Dr. Altschuler’s election was part of the Company’s succession planning process as Ms. Roy previously indicated to the Company that she might not stand for re-election at the Company’s 2013 annual meeting of shareholders due to her increased responsibilities as Group President of the Ralph Lauren Corporation.

“Kim has played a critical role on the Board of Directors over the past four and a half years, helping guide the Weight Watchers management team through the transformation of its retail presence and marketing approach,” commented Raymond Debbane, the Company’s Chairman of the Board. “Her insights and instincts have proved invaluable to the Company in evolving its multi-channel service model and marketing strategies, as well as guiding one of the biggest retail capital campaigns in the Company’s history. Much of that work is now reaching successful conclusion, and, as the Company begins pursuing its next chapter of transformation into healthcare, we were fortunate to so quickly find someone of Dr. Altschuler’s caliber to succeed Kim. We are very grateful for her service on the Board.”

Regarding Dr. Altschuler’s election to the Company’s Board of Directors, Mr. Debbane added, “I am very pleased to welcome Steve to our Board of Directors. Weight Watchers is entering a critical new phase in its evolution as it becomes focused on the healthcare opportunity. Weight Watchers is unique in its ability to deliver medically significant weight loss outcomes at low cost and at scale. To create a new channel of opportunity in healthcare, the Company will need to develop new skills and aptitudes. With Steve’s outstanding depth of knowledge and experience, he is ideally suited to help guide and advise the Board and the Company’s management team.”

Dr. Altschuler, 58, has served since April 2000 as the Chief Executive Officer of The Children’s Hospital of Philadelphia (CHOP), the first hospital in the United States dedicated exclusively to caring for sick children and consistently among the leading children’s hospitals in the nation. Prior to assuming the role as CHOP’s Chief Executive Officer, Dr. Altschuler was the Physician-in-Chief and the first holder of the Leonard and Madlyn Abramson Endowed Chair in Pediatrics at CHOP, and professor and chair of the Department of Pediatrics at the Perelman School of Medicine at the University of Pennsylvania. During his three decades at CHOP, Dr. Altschuler served as a physician-investigator, chief of the Division of Gastroenterology, Hepatology and Nutrition, and the CHOP’s Physician-in-Chief.

Dr. Altschuler received his BA in mathematics and his MD from Case Western Reserve University in Cleveland, OH. His pediatric internship and residency were taken at Children’s Hospital Medical Center-Boston, and he completed fellowship training in Gastroenterology and Nutrition at CHOP and the Perelman School of Medicine at the University of Pennsylvania. From 1985 to 2000, he was a faculty member of the Department of Pediatrics at the Perelman School of Medicine at the University of Pennsylvania. He is a frequent guest lecturer locally, nationally and internationally, a study section reviewer for the National Institutes of Health, a scientific journal reviewer, and the author or co-author of more than 90 scientific articles, books and abstracts. Currently, Dr. Altschuler serves on the Boards of Directors of Mead Johnson Nutrition Company, Children’s Miracle Network, the Free Library of Philadelphia, University HealthSystem Consortium, and the GAVI Campaign Board.

“Obesity has become among the most pressing health issues facing the nation and the planet,” commented Dr. Altschuler. “We need tested and scalable solutions to address this issue, and I believe that Weight Watchers has a unique opportunity to be a driving force in pushing back the obesity epidemic. Therefore, it is an honor to have the opportunity to help guide the Company into this new phase of its evolution.”

Dr. Altschuler will serve the remainder of Ms. Roy’s term as a Class III director and will stand for re-election to the Board of Directors at the Company’s 2013 annual meeting of shareholders.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 45,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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